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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING
SEC FILE NUMBER  0-3319
CUSIP NUMBER     24507310

(Check One): / x / Form 10-K           /  / Form 20-F             /  / Form 11-K
            /   / Form 10-Z           /  / Form N-SAR

            For Period Ended: July 29, 2000

            / / Transition Report on Form 10-K
            / / Transition Report on Form 20-F
            / / Transition Report on Form 11-K
            / / Transition Report on Form 10-Q
            / / Transition Report on Form N-SAR
            For the Transition Period Ended: _______________

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________________


PART I - REGISTRANT INFORMATION

Del Global Technologies Corp.
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Full name of Registrant

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Former Name if Applicable

One Commerce Park
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Address of Principal Executive Office (Street and Number)

Valhalla, NY 10595
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City, State and Zip Code
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

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/ x / (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The Form 10-K could not be filed on a timely basis because the Registrant is in the process of integrating a foreign subsidiary, acquired towards the end of the third quarter, into the accounting reporting system of the Registrant. As soon as the Registrant is able to complete such integration, the Form 10-K will be filed.

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


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


    Michael Taber,
Chief Financial Officer           (914)                        686-3600
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       (Name)                  (Area Code)                 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
    identify report(s).                           / X / Yes        /  / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 /   / Yes        / X / No


    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Del Global Technologies Corp.
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                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2000                       By: s/Michael Taber
                                                 -------------------------
                                                 Michael Taber,
                                                 Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
            INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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